Exhibit 3.2(b)
CERTIFICATE OF AMENDMENT
TO THE
CERTIFICATE OF INCORPORATION
OF
CAREY NEW FINANCE, INC.
     Carey New Finance, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), hereby certifies as follows:
     1. The name of the Corporation is Carey New Finance, Inc.
     2. The original Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware under the name Carey New Finance, Inc. on September 23, 2010 (the “Certificate of Incorporation”).
     3. This Certificate of Amendment, which amends the Certificate of Incorporation, was duly adopted in accordance with Sections 228 and 242 of the General Corporation Law of the State of Delaware.
     4. Article First of the Certificate of Incorporation is hereby amended to read in its entirety as follows:
     “FIRST: The name of the corporation (which is hereinafter referred to as the “Corporation”) is AMH New Finance, Inc.”
     5. This Certificate of Amendment shall be effective as of the date of its filing with the Secretary of State of the State of Delaware.
[Remainder of Page Intentionally Left Blank]

     IN WITNESS WHEREOF, the undersigned, as a duly authorized officer of the Corporation, has executed this Certificate of Amendment on October 13, 2010.

/s/ Stephen E. Graham
Name:	Stephen E. Graham
Title:	Vice President—Chief Financial Officer, Treasurer and Secretary

[Signature Page to Certificate of Amendment — Carey New Finance, Inc.]